Exhibit (a)(1)(A)

                           GREG MANNING AUCTIONS, INC.

                          OFFER TO EXCHANGE OUTSTANDING
   OPTIONS UNDER THE GREG MANNING AUCTIONS, INC. 1997 STOCK INCENTIVE PLAN, AS
                                     AMENDED

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     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME, ON
                   JULY 30, 2002 UNLESS THE OFFER IS EXTENDED.
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            Greg Manning Auctions, Inc. ("GMAI", "we", "our" or "us") is
offering to exchange outstanding options to purchase shares of our common stock granted under the GMAI 1997 Stock Incentive Plan, as amended (the "Plan") that have an exercise price of $2.00 or more, for new options to purchase shares of our common stock that we will grant under the Plan. We are making this offer only to persons who are employees, full-time consultants, officers or directors (including non-employee directors) of GMAI or one of our subsidiaries on the date of the tender of the option and through the date of the grant of the new option and who are not on a leave of absence, except on a leave of absence approved by the chief financial officer (each, an "eligible employee" and collectively, "eligible employees"). Each option that is properly tendered and accepted will be cancelled and exchanged for new options under our Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer").

            The number of shares of common stock subject to new options to be granted to each eligible employee who participates in the offer will be equal to the number of shares subject to the options being tendered by such option holder and accepted for exchange, on a one-for-one basis, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an eligible employee from the date that you tender your options through the date of grant of the new options, you will not receive any new options for your tendered options. All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date the offer ends.

            The offer is currently expected to expire on July 30, 2002 and we expect to cancel options on July 31, 2002, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about February 4, 2003.

            You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all of the options you received after December 30, 2001 (regardless of their exercise price) if you tender any of your other options.

            This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions which we describe in section 6 below.

            If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the Plan and enter into a new option agreement with you for the number of unexercised shares under your tendered and cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events and rounded down to the nearest whole share. The exercise price per share of the

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new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our shares on the Nasdaq National Market on the date of grant.

            The new options will vest 50% immediately on the date of grant and 25% on each of the first and second anniversaries of the date of grant.

            ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

            Our shares of common stock are quoted on the Nasdaq National Market under the symbol "GMAI." On June 28, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $1.45 per share.

            WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR OUR SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

            You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Mr. Larry Crawford, Chief Financial Officer, Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006 (telephone: 973-882-0004).

                                    IMPORTANT

            If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, Attn: Ms. Martha Husick (fax: (973) 882-1812).

            We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

            WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR ANY OTHER SECURITIES AUTHORITY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.


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                                TABLE OF CONTENTS


SUMMARY TERM SHEET...........................................................4

RISK OF PARTICIPATING IN THE OFFER..........................................10

INTRODUCTION................................................................12

THE OFFER...................................................................13

   1. NUMBER OF OPTIONS; EXPIRATION DATE....................................13

   2. PURPOSE OF THE OFFER..................................................14

   3. PROCEDURES FOR TENDERING OPTIONS......................................15

   4. WITHDRAWAL RIGHTS.....................................................16

   5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS........16

   6. CONDITIONS OF THE OFFER...............................................17

   7. PRICE RANGE OF SHARES UNDERLYING THE OPTIONS..........................19

   8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..............19

   9. INFORMATION CONCERNING GMAI...........................................23

   10.INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
      CONCERNING THE OPTIONS................................................23

   11.STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
      CONSEQUENCES OF THE OFFER.............................................25

   12.LEGAL MATTERS; REGULATORY APPROVALS...................................25

   13.MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF OPTIONS..25

   14.EXTENSION OF OFFER; TERMINATION; AMENDMENT............................26

   15.FEES AND EXPENSES.....................................................27

   16.ADDITIONAL INFORMATION................................................27

   17.MISCELLANEOUS.........................................................29


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                               SUMMARY TERM SHEET

            The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the letter of transmittal and the notice to withdraw tender. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

            We are offering to exchange all outstanding, unexercised options, whether or not vested, held by eligible employees under the Plan that have an exercise price of $2.00 or more (or any lesser number of options that option holders properly tender in the offer), for new options to purchase shares of our common stock that we will grant under our Plan. (See section 1)

WHO IS ELIGIBLE TO PARTICIPATE?

            To receive a grant of new options pursuant to the offer and under the terms of the Plan, you must be an employee, full-time consultant, director or officer of GMAI or one of our subsidiaries continuously from the date you tender options through the date on which we grant the new options, provided you are not on a leave of absence, except if such leave of absence was approved by our chief financial officer. As discussed below in sections 1 and 5, we will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If for any reason you are not an eligible employee from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender. (See sections 1 and
5)

WHAT ARE THE CONDITIONS TO THE OFFER?

            The offer is not conditioned upon a minimum number of options being tendered, with the important exception that you will be required to tender all options you received during the six months prior to the date of cancellation of any of your tendered options. Participation in the offer is voluntary. The offer is subject to a number of other conditions, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in section 6 below.

WHY IS THE OFFER BEING MADE?

            We believe that stock option grants facilitate employee retention and provide incentive for high performance. The options that are eligible to be tendered in the offer, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares as reported on the Nasdaq National Market. We believe that these options are unlikely to be exercised in the foreseeable future. By making this offer to eligible employees to exchange outstanding options for new options for an increased number of shares with an exercise price equal to the fair market value of our shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for eligible employees, thereby increasing shareholder value. (See section 2)

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

            "Repricing" existing options would result in variable accounting for all such options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options

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were exercised, cancelled or expired. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards.

WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?

            We have a limited pool of options available for grant to our employees. The grant of additional options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to employees of GMAI and our subsidiaries under the Plan. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our common stock), we have determined that it is in the best interest of GMAI and our shareholders to offer this exchange program as designed.

HOW MANY SHARES WILL UNDERLIE THE NEW OPTIONS I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

            Subject to the terms of this offer, we will grant you new options to purchase the number of our shares that is equal to the number of common stock subject to the options you tender, on a one-for-one basis, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. For example, if you tender an option to purchase 125 shares that we accept for exchange, you will receive an option to purchase 125 shares. All new options will be granted under our Plan and will be subject to the terms and conditions of the Plan and a new option agreement between you and us. You must execute a new option agreement before receiving your new options. (See sections 1 and 5)

WHEN WILL I RECEIVE MY NEW OPTIONS?

            We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. For example, if we cancel tendered options on July 31, 2002, which is the day after the scheduled expiration date of the offer, we currently expect the grant date of the new options will be on or about February 4, If you are not an eligible employee of GMAI or one of our subsidiaries from the date on which you tender options through the date on which we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See sections 3 and 5)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

            If we were to grant the new options on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See section 11)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

            Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under the cancelled options. (See sections 5 and 11)

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WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

            The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our shares on the Nasdaq National Market on the date of grant. Accordingly, we cannot predict the exercise price of the new options. On June 28, 2002, the last reported sale price of our shares of common stock on the Nasdaq National Market was $1.45 per share. Because we will not grant new options until at least six months and one day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotations for our shares, among other factors, before deciding whether to tender your options.

            If our shares are not quoted on the Nasdaq National Market, or if they are regularly quoted without selling prices by a recognized securities dealer, the fair market value of the shares on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our shares, the Board of Directors will determine in good faith the fair market value of the shares. (See sections 7 and 8)

AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF GMAI'S SHARES GOES BELOW THE EXERCISE PRICE FOR THOSE NEW OPTIONS?

            We are making this offer only at this time due to the stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your options. We are neither providing nor are we in a position to provide any assurances or predictions as to the market price of our shares at any time in the future.

WHEN WILL THE NEW OPTIONS VEST?

            The new options will vest 50% immediately on the date of grant and 25% on each of the first and second anniversaries of the date of grant.
(See section 8)

WILL I BE ABLE TO PURCHASE SHARES UNDER MY OPTIONS DURING THE PERIOD FROM CANCELLATION THROUGH THE DATE OF GRANT OF NEW OPTIONS?

            You will be able to exercise options that are vested and that you do not tender for cancellation in accordance with their terms. You will not be able to exercise any options that are tendered and accepted by us for cancellation. (See section 8)

WHAT IF THERE IS A STOCK SPLIT FROM THE TIME WE ACCEPT YOUR TENDERED OPTIONS PRIOR TO THE GRANT DATE OF NEW OPTIONS?

            If there is a change in our capitalization, such as a stock dividend, stock split, combination or exchange of shares, recapitalization or any other similar event, which results in an increase or decrease in the number of issued and outstanding shares, at any time from the date on which we accept your tendered options until the date on which we grant you new options, an appropriate adjustment will be made to the exercise price of each new option and to the number of shares subject to each new option.

WHAT IF THERE IS AN INVOLUNTARY LIQUIDATION OR GMAI ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION FROM THE TIME I TENDER OPTIONS PRIOR TO THE GRANT DATE OF THE NEW OPTION?

            In the event of an involuntary dissolution or involuntary liquidation of GMAI, at any time from the date on which we accept your tendered options prior to the date on which GMAI is to grant you new options, you will not be entitled to receive new options. In the event of an acquisition or merger with or into another corporation or the occurrence of any similar event from the date on which we accept your tendered options prior to the date on which we grant you new options we have to reserve the right to take any actions that we deem necessary

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or appropriate to complete a transaction that our Board of Directors believes is in the best interest of GMAI and our shareholders. Such action could include terminating your right to receive new options under this offer. (See sections 2, 6 and 8)

            As you know, we have entered into a letter of intent with Afinsa Bienes Tangibles S.A. ("Afinsa") relating to the sale of substantially all of Afinsa's non-investment collectibles business, currently operated primarily through Auctentia, S.A., a wholly owned subsidiary of Afinsa ("Auctentia"), in exchange for shares of GMAI's common stock. Auctentia currently owns 41% of the common stock of GMAI. If the transaction is completed, we expect that Auctentia or an affiliate will own approximately 70% of our common stock. It is currently anticipated that the businesses to be sold to GMAI will include businesses focused on philatelic and numismatic collecting, including, among others, Afinsa Auctions, Heinrich Kohler and de Rosa Group International; businesses focused on the fine arts market, including, among others, art galleries and Finarte Espana Auction; as well as the online operations of Centrodearte, DooCollect and Mercart. If the deal is consummated, we believe that the combined company will be one of the world's largest collectibles companies.

            The letter of intent, which is non-binding, provides for the parties immediately to start negotiating a definitive purchase agreement and complete the due diligence process. It is expected that the transaction will close by December 31, 2002. The purchase agreement will contain usual and customary conditions to closing, including obtaining shareholder approval of the transaction and any required regulatory approvals. There can be no assurance that the proposed transaction will be consummated, or if consummated, on the terms described above.

            The Board does not believe that the transaction with Auctentia, if completed, will affect your right to receive the new options, and expects at this time to issue the new options whether or not that transaction is completed.

            However, you should be aware that the proposed transaction with Auctentia, or any other proposed or consummated acquisition, merger or similar transaction could have substantial effects on our share price, including the possibility for substantial appreciation in the price of our shares. Tendering option holders might be deprived of any further price appreciation in the shares associated with the new options.

WILL MY NEW OPTIONS BE EXERCISABLE FOR A SECURITY THAT IS TRADED ON THE NASDAQ NATIONAL MARKET?

            Your outstanding options under the Plan are exercisable for our shares of common stock, which currently are traded on The Nasdaq National Market. Companies listed on The Nasdaq National Market are required to maintain a number of eligibility requirements in order for our shares to remain listed on The Nasdaq National Market. These eligibility requirements include the requirement that our shares have a minimum bid price of at least $1.00 per share. Under other requirements, we are required to: (i) maintain net tangible assets of at least $4,000,000 (the "Net Assets Test") or maintain a stockholder's equity of at least $10,000,000, (ii) have at least 750,000 shares held by persons or entities other than officers, directors and beneficial holders of more than 10% of our shares (the "Public Float"), (iii) have an aggregate market value of Public Float of at least $5,000,000, (iv) have at least two market makers and (v) have at least 400 shareholders who hold at least 100 shares (the foregoing requirements are collectively referred to as the "Maintenance Standards"). As of November 1, 2002, the Net Assets Test will no longer be one of the Maintenance Standards, and, as a result, we will be required to maintain stockholder's equity of at least $10,000,000, as well as to comply with the remaining Maintenance Standards, in order to remain listed in The Nasdaq National Market. We currently meet or exceed these thresholds, although we can provide no guarantees that we will continue to do so or that our shares will be listed on The Nasdaq National Market when the new options are granted.

IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES?

            Each option granted, regardless of the number of shares subject to that option, is referred to as a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option, except with respect to any exercised portion of the

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option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all of the options you received after December 30, 2001 (regardless of their exercise price) if you tender any of your other options. (See section 5)

IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

            We are offering to exchange new options for outstanding, unexercised options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise of the option. Options that have been fully exercised are not outstanding and will not be accepted. (See section 5)

CAN I TENDER ANY OF MY OUTSTANDING, UNEXERCISED OPTIONS?

            No, you may only tender options that have an exercise price of $2.00 or more (with the important exception that if you tender any options, you will be required to tender all of the options you received during the six months prior to the date of cancellation of your tendered option, regardless of whether such options would otherwise be eligible for exchange). (See section 5)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

            We believe that the exchange will be treated as non-taxable for U.S. federal income tax purposes, and that U.S. citizens and residents who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the new options. However, we are not in a position to provide tax advice, and we strongly recommend that you consult with your tax advisor to determine the tax consequences to you of this offer. (See section 13)

            Tax residents of jurisdictions other than the U.S. may have different consequences and you should consult with your own tax advisor to determine the tax consequences of participating or declining to participate in the offer.

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

            If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below in sections 8 and 13. New options will be treated as non-qualified options to the extent such new option is issued in exchange for an outstanding option which was a non-qualified option or to the extent such new option exceeds the $100,000 limit discussed below in sections 8 and 13.

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

            Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms and retain their current exercise price and vesting schedule. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise. (See sections 13 and 14).

            The offer will have no effect on those options that do not have an exercise price of $2.00 or more, and are therefore not eligible for tender in this offer. Those options will remain outstanding in accordance with, and subject to, their current terms, whether or not you tender your eligible options.

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WHEN WILL MY NEW OPTIONS EXPIRE?

            Your new options will expire upon the earlier of (i) the expiration of the Plan, (ii) ten years from the date of grant of such option, or (iii) the termination of your employment with us, subject to the terms of the Plan and your option agreement. (See section 8)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

            The offer expires on July 30, 2002, at 11:59 p.m., eastern time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., eastern time, on the next business day following the previously scheduled expiration of the offer period. (See sections 1 and 14)

HOW DO I TENDER MY OPTIONS?

            If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 11:59 p.m., eastern time, on July 30, 2002, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, Attn: Ms. Martha Husick (telephone: 973-882-0004; facsimile: 973-882-1812).

            If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

            We reserve the right to reject any or all tenders of options that we determine are not timely or in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.
(See section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

            You may withdraw your tendered options at any time before 11:59 p.m., eastern time, on July 30, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted the tender of your options for exchange before 11:59 p.m., eastern time, on August 27, 2002, the fortieth business day from the commencement of this offer, you may withdraw your tendered options at any time after August 27, 2002 but prior to our accepting the tendered option. If the offer is extended by us beyond August 27, 2002, you may withdraw the tender of your options at any time until we accept your options for tender. If we extend the offer, we may not accept the tender of your options until the extended expiration of the offer.

            To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, Attn: Ms. Martha Husick (telephone: 973-882-0004; facsimile: 973-882-1812), in accordance with the procedures described in section 4.


AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO TENDER MY OPTIONS?

            After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 11:59 p.m., eastern time, on July 30, 2002. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (See sections 3 and 4)

AM I GUARANTEED TO RECEIVE THE NEW OPTIONS?

            No. You must be continuously employed by us from now until the replacement grant date in order to receive your new options. If your employment with us is terminated by you or us for any reason between now and the replacement grant date, you will not be eligible to receive your new options and you will not be able to recover your cancelled options. In addition, in the event of an involuntary dissolution or involuntary liquidation of GMAI, at any time from the date on which we accept your tendered options prior to the date on which GMAI is to grant you new options, you will not be entitled to receive new options.

            Further, we have reserved the right to terminate your right to receive new options in connection with any merger, change of control or similar transaction. However, the Board does not believe that the transaction with Auctentia, if completed, will affect your right to receive the new options, and expects at this time to issue the new options whether or not that transaction is completed. (See sections 1 and 2)

HOW WILL GMAI'S ACCEPTANCE OF THE OFFER BE COMMUNICATED?

            Promptly after July 30, 2002, the expected expiration date of the offer, we will notify you of the number of shares subject to the options that we have accepted for exchange. If the offer is extended by us beyond July 30, 2002, we will notify you promptly after the extended expiration date of the offer. (See section 5)

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

            Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (See sections 2 and 18)

TO WHOM CAN I SPEAK WITH IF I HAVE QUESTIONS ABOUT THE OFFER?

            For additional information or assistance, you should contact Mr. Larry Crawford, Chief Financial Officer, Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006 (telephone: 973-882-0004).


                       RISK OF PARTICIPATING IN THE OFFER

            Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to carefully read the remainder of this offer before deciding whether and to what extent to participate.

If our share price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you have been granted in exchange for them.

            If the per share price of our shares of common stock increases after the date your tendered options are cancelled, your cancelled options may be worth more than the new options that you have received in exchange for them. For example, if you cancel options with a $2.00 exercise price per share and our price per share reaches $5.00 when the replacement grants are made, your new options will have a higher exercise price than the cancelled options.

If your employment terminates prior to the grant of the new options, you will receive no additional consideration.

            Once your option is cancelled, it cannot be reinstated. Accordingly, if your employment terminates for any reason, prior to the grant of the new options, you will have the benefit of neither the cancelled option nor the new option.

We investigate strategic opportunities from time to time which, if concluded, could affect the pricing and/or terms of your new options or may potentially result in you receiving no additional consideration.

            In that we are acquired or merged with or into another company or the occurrence of any similar event from the time you tender options prior to the grant date of new options, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of GMAI and our shareholders. This could include terminating your right to receive new options under this offer. However, the Board does not believe that the transaction with Auctentia, if completed, will affect your right to receive the new options, and expects at this time to issue the new options whether or not that transaction is completed.

            Our share price may or may not appreciate as a result of the Auctentia transaction or otherwise. If it does appreciate, your new option could be granted at a higher exercise price.

Your new options will be subject to the general risks of our business.

            For a description of risks related to our business, please see section 18.

                                  INTRODUCTION

            GMAI is offering to exchange outstanding options to purchase shares of our common stock granted under the Plan that have an exercise price of $2.00 or more, for new options to purchase shares of our common stock that we will grant under our Plan. We are making this offer only to persons who are employees, full-time consultants, officers or directors (including non-employee directors) of GMAI or one of our subsidiaries on the date of the tender of the option and through the date of the grant of the new option and who are not on a leave of absence, except on a leave of absence approved by the chief financial officer (each, an "eligible employee" and collectively, "eligible employees"). Each option that is properly tendered and accepted will be cancelled and exchanged for new options under our Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer").

            The number of shares of common stock subject to new options to be granted to each eligible employee who participates in the offer will be equal to the number of shares subject to the options being tendered by such option holder and accepted for exchange, on a one-for-one basis, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an eligible employee from the date that you tender your options through the date of grant of the new options, you will not receive any new options for your tendered options. All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date the offer ends. The offer is currently expected to expire on July 30, 2002 and we expect to cancel options on July 31, 2002, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about February 4, 2003.

            You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all of the options you received during the six months prior to the date of cancellation of any of your tendered options.

            This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions which we describe in section 6 below.

            If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the Plan and enter into a new option agreement with you for the number of unexercised shares under your tendered and cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events and rounded down to the nearest whole share. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our shares on the Nasdaq National Market on the date of grant. The new options will vest 50% immediately on the date of grant and 25% on each of the first and second anniversaries of the date of grant.

            As of June 24, 2002, options to purchase 2,052,000 shares of common stock were issued and outstanding under the Plan. Of these options, options to purchase 1,801,000 shares of common stock are held by eligible employees as of that date. Of these options to purchase 1,801,000 shares of common stock, options to purchase 1,310,875 shares of common stock had an exercise price of $2.00 or more and are therefore eligible to be tendered in this offer (not including options to purchase 233,000 shares of common stock which were issued after December 30, 2001 and which would otherwise not be eligible for participation in the offer). The shares of common stock issuable upon exercise of options for which we are offering to exchange new options constitute approximately 64% of the total of shares of common stock issuable upon exercise of all options issued and outstanding under the Plan as of June 24, 2002.

                                    THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

            Upon the terms and subject to the conditions, we will exchange outstanding options to purchase shares of our common stock, par value $.01 per share, granted under the Plan that have an exercise price of $2.00 or more and that are held by eligible employees, for new options to purchase shares of our common stock that we will grant under our Plan. As of June 24, 2002, options to purchase 1,310,875 shares of common stock under our Plan were eligible to be tendered in the offer (excluding options issued after December 30, 2001 with exercise prices less than $2.00, which may have to tendered under certain circumstances). Only persons who are eligible employees of GMAI or our subsidiaries continuously from the date of the tender of their option and through the date of the grant of the new option are eligible for the offer. Options that are properly tendered and accepted will be cancelled and exchanged for new options under our Plan, unless they are validly withdrawn in accordance with section 4 below.

            Subject to the other conditions of this offer, if your options are properly tendered and accepted for exchange and not withdrawn, and assuming that you remain an eligible employee through the grant date, you will be entitled to receive new options to purchase the number of shares of common stock that is equal to the number of shares subject to the options that you tendered, on a one-for-one basis, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. All new options will be subject to the terms of the Plan and a new option agreement between us and you.

            If for any reason you are not an eligible employee continuously from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender. This means that if you resign, with or without good reason, take an unapproved leave of absence, or if your employment is terminated by GMAI or one of our subsidiaries, with or without cause, or from death or disability, prior to the date on which we grant the new options, you will not receive anything for the options that you tendered and we accepted.

            The term "expiration date" means 11:59 p.m., eastern time, on July 30, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 15 for a description of our rights to extend, delay, terminate and amend the offer.

            If we decide to take any of the following actions prior to the expiration date, we will publish notice or otherwise inform you in writing of such action:

               -- we increase or decrease the amount of consideration offered for the options;

               -- we decrease the number of options eligible to be tendered in the offer; or

               -- we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

            If the offer is scheduled to expire at any time earlier than the tenth business day following the date on which we publish notice or otherwise inform you in writing of the foregoing actions in accordance with section 15 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

            We will also notify you of any other material change in the information contained in this offer to exchange.

            For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

2.    PURPOSE OF THE OFFER.

            We issued the options outstanding under the Plan to provide eligible employees with additional incentives to perform at high levels and to continue their employment with us or one of our subsidiaries. The growth and success of our business is dependent in part upon the retention and motivation of our employees. The options eligible to be tendered in the offer, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares of common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options for an increased number of shares with an exercise price equal to the fair market value of our shares on the grant date, we intend to provide employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing shareholder value.

            Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. The proposed transaction with Auctentia, and any other strategic transaction, could significantly affect the price of our shares, particularly since the transaction is expected to involve a change in our ownership, structure and organization. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between cancellation of accepted options and grant of new options. You will be at risk of any increase in our share price for any reason.

            Our Board of Directors has a duty to consider alternatives for maximizing shareholder value and we cannot ignore the possibility that a transaction would be proposed that our shareholders or our Board of Directors believes is in the best interest of GMAI and our shareholders. We have the right to take and may take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our shareholders, including terminating the offer and any obligation to grant the new options. However, the Board does not believe that the transaction with Auctentia, if completed, will affect your right to receive the new options, and expects at this time to issue the new options whether or not that transaction is completed.

            Other than as already disclosed, we presently have no definitive proposals that relate to or would result in:

        (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

        (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies;

        (e) any other material change in our corporate structure or business;

        (f) our shares of common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

        (g) our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

        (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

        (i) the acquisition by any person of a material proportion of any of our securities or the disposition of any material amount of our securities; or

        (j) any material change in our articles of association, or any actions that may materially impede the acquisition of control of us by any person.

            Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors. You must make your own decision on whether to tender your options for exchange.

3.    PROCEDURES FOR TENDERING OPTIONS.

  Proper Tender of Options.

            To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, Attn: Ms. Martha Husick (fax: (973) 882-1812).

            Ms. Husick, or a substitute designated by us in writing, must receive all of the required documents before the expiration date. Unless extended by us, the expiration date is 11:59 p.m., eastern time, on July 30, 2002.

            Delivery is not timely completed if the required documents are not received by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

            We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are received from an ineligible employee, are not in appropriate form or are unlawful to accept. Subject to the foregoing, we will accept properly and timely tendered options that are not validly withdrawn. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

  Our Acceptance Constitutes an Agreement.

            Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

            Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

            You may withdraw your tendered options only in accordance with the provisions of this section 4.

            You may withdraw your tendered options at any time before 11:59 p.m., eastern time, on July 30, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted the tender of your options for exchange before 11:59 p.m., eastern time, on August 27, 2002, the fortieth business day from the commencement of this offer, you may withdraw your tendered options at any time after August 27, 2002 but prior to our accepting the tendered option. If the offer is extended by us beyond August 27, 2002, you may withdraw the tender of your options at any time until we accept your options for tender. If we extend the offer, we may not accept the tender of your options until the extended expiration of the offer.

            To validly withdraw options, you must deliver to Greg Manning Auctions, 775 Passaic Avenue, West Caldwell, New Jersey 07006, Attn: Ms. Martha Husick (telephone: 973-882-0004; facsimile: 973-882-1812) a written notice of withdrawal with the required information while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, total number of shares included in each option and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who elects to exchange the options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such option holder's name appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

            We will determine, in our discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing, we will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

            Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any cancelled option. If your options are properly tendered and accepted for exchange, they will be cancelled as of the date of our acceptance, which we anticipate to be the first business day after the scheduled expiration date of the offer. As the offer is scheduled to expire on July 30, 2002, we expect to cancel properly tendered and accepted options on July 31, 2002. Subject to the terms and conditions of this offer, you will be granted new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we cancel tendered options on July 31, 2002, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about February 4, 2003, at the earliest. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

            It is important to note the effect of the period that will be at least six months and one day between cancellation of tendered options and grant of new options. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at earliest, the date of grant, which will be at least six months and one day after the date of cancellation. (You will, however, be able to exercise options that are not tendered in accordance with their terms.) Further, if for any reason you are not an eligible employee of GMA or one of our subsidiaries continuously from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender.

            We will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted.

            If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received after December 30, 2001 (regardless of their exercise price) if you tender any of your other options. By way of illustration, this means that if you tender an option that was granted on December 11, 2000 and has an exercise price in excess of $2.00, then in order to properly tender you must also tender any option you hold that was issued on January 24, 2002, regardless of exercise price. However, if in that same example, if you had only two option grants, dated December 9, 1999 and April 10, 2001, respectively, and each has an exercise price in excess of $2.00, and you chose to tender the December 9, 1999 option grant, you would not have to tender the April 10, 2001 option grant.

            The number of shares of common stock subject to new options to be granted to each eligible employee who participates in the offer will be equal to the number of shares subject to the options being tendered by such option holder and accepted for exchange, on a one-for-one basis, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. If for any reason you are not an eligible employee of GMAI or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or you are on a leave of absence not approved by the chief financial officer, or your employment terminates from death or disability, prior to the date we grant the new options, the options that you tendered and we accepted will be cancelled and you will not receive anything in return.

            Although we may in writing or via electronic mail confirm receipt of the letter of transmittal through which you tender your options, for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide written notice or notice via electronic mail of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give written notice or notice via electronic mail to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of shares of common stock subject to the options that we have accepted for exchange, the corresponding number of shares of common stock that will be subject to the new options and the expected grant date of the new options.

6.    CONDITIONS OF THE OFFER.

            Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after July 2, 2002 and prior to 11:59 p.m., eastern time, on July 30, 2002 (as such time and date may be extended as provided herein), any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (excluding any action or omission to act by us), for us to proceed with the offer:

        (k) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of GMAI or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

        (l) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

             (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

             (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

             (3) materially impair the contemplated benefits of the offer to us; or

             (4) materially and adversely affect the business, condition, income, operations, plans or prospects of GMAI or our subsidiaries;

        (m) there shall have occurred:

             (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

             (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

             (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

             (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

             (5) any change in the general political, market, economic or financial conditions in the United States or elsewhere that could have a material effect on the business, condition, operations or prospects of GMAI or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

             (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

        (n) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

        (o) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

        (p) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or share ownership of GMAI or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

            The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our discretion regardless of the circumstances giving rise to them. In our discretion, we may waive them, in whole or in part, at any time and from time to time prior to the expiration date whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.    PRICE RANGE OF SHARES OF COMMON STOCK UNDERLYING THE OPTIONS.

            Our shares of common stock are quoted on the Nasdaq National Market under the symbol "GMAI." The following table shows, for the periods indicated, the high and low sales prices per share of our shares as reported by the Nasdaq National Market.

                                                            High         Low
                                                            ----         ---
April 1, 2002 through June 24, 2002...................      $1.90       $1.25
Third Quarter ended March 31, 2002....................      $2.25       $1.40
Second Quarter ended December 31, 2001................      $2.25       $1.30
First Quarter ended September 30, 2001................      $2.35       $1.26
Fourth Quarter ended June 30, 2001....................      $3.01       $1.25


            As of June 28, 2002, the last reported sale price of our shares of common stock was $1.45 per share, as reported on the Nasdaq National Market.

            We recommend that you evaluate current market quotations for our shares, among other factors, before deciding whether to tender your options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

  Consideration.

            Subject to the terms of the offer, we will issue new options to purchase shares of common stock under the Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. Only options with exercise prices of $2.00 or more will be eligible for tender. The tendered options will be cancelled as soon as practicable after the expiration date. The number of shares subject to new options to be granted to each option holder will be equal to the number of unexercised shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, on a one-for one basis, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. If we receive and accept tenders of all outstanding eligible options then subject to the terms of the offer, we would grant new options to purchase a total of 1,310,875 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 10.3% of the total shares of our shares outstanding as of June 24, 2002.

  Terms of New Options.

            The new options will be issued under the Plan, and we will enter into a new option agreement with each eligible employee for each tendered option that we have accepted. The terms and conditions of a new option will vary from the terms and conditions of the related tendered and cancelled option with respect to exercise price and vesting schedule, but generally the new options are intended to be substantially similar to the tendered options.

            The following description summarizes the material terms of the Plan and the options to be granted under the Plan. The summary is not necessarily complete and is qualified in its entirety by reference to the full text of the Plan.

  General.

            The number of shares of common stock which may be issued under the Plan is 3,500,000. The Plan permits the granting of options intended to qualify as incentive stock options under the U.S. Internal Revenue Code and the granting of options that do not qualify as incentive stock options, which are referred to as nonstatutory stock options or non-qualified stock options.

  Administration.

            The Plan may be administered by the Board of Directors or a committee of the Board, composed of not fewer than two "non-employee" directors as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board and committee are authorized to construe, interpret and implement the provisions of the Plan, to select the key persons to whom awards will be granted, to determine the terms and provisions of such awards, and to amend outstanding awards. The determinations of the Board and Committee are made in their sole discretion and are conclusive. The Plan is currently administered by the Board of Directors.

  Term.

            Your new options will expire upon the earlier of (i) the expiration of the Plan, (ii) ten years from the date of grant of such option, or (iii) the termination of your employment with us, subject to the terms of the Plan and your option agreement.

  Termination.

            In the event of the termination of your employment relationship with us or one of our subsidiaries, your options will terminate, generally after a period of time following the termination of employment. If your employment is terminated for any reason other than death or disability or for cause, your options under the Plan generally may be exercised, to the extent the options were exercisable on the date of termination, for 90 days following the date of termination, or such other period of time as is set forth in your respective stock option agreements. If your employment is terminated as a result of your death or disability, your options under the Plan generally may be exercised (in the case of death, by your estate or other lawful successor to your rights under the option), to the extent your options were exercisable on the date of termination, within one year following the date of termination, or such other period of time as is set forth in your respective stock option agreements. Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term.

  Exercise Price.

            Generally, the exercise price of options granted under the Plan is determined by the Board of Directors or a committee of the Board of Directors, provided that such per share exercise price shall not be less than the per share par value of the common stock. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant, which is generally the closing sales price per share on the Nasdaq National Market on the date of grant (or, in the event that the grant date is not a trading date, on the immediately preceding trading date).

            The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our shares on the Nasdaq National Market on the date of grant. If our shares are not quoted on the Nasdaq National Market, or if they are regularly quoted without selling prices by a recognized securities dealer, the fair market value of the shares on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our shares, the Board of Directors or committee of the Board of Directors will determine the fair market value of the shares in good faith.

            Options under the Plan are exercisable for shares of common stock, which currently are traded on the Nasdaq National Market.

  Vesting and Exercise.

            The terms of vesting are determined by the Board of Directors or a committee of the Board of Directors. The Board has determined that the options issued under this offer will vest 50% immediately on the date of grant and 25% on each of the first and second anniversaries of the date of grant. Vesting is contingent upon the option holder's continuous employment with us.

  Adjustments Under the Plan Upon Certain Corporate Events.

            If there is a change in our capitalization, such as a stock dividend, stock split, combination or exchange of shares, recapitalization or any other similar event, which results in an increase or decrease in the number of issued and outstanding shares, an appropriate adjustment will be made to the exercise price of each outstanding option and the number of shares subject to each outstanding option.

            In the event of a merger or consolidation of GMAI with or into any other corporation or entity, or in the event of any other "change in control" (as defined in the Plan), any awards then outstanding whose date of grant was at least one year prior to the date of the change of control will become fully vested and immediately exercisable.

            You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our common stock and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

  Payment of Exercise Price.

            Under the Plan, an option holder may exercise options by delivering written notice to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price is determined by the Board of Directors or a committee of the Board of Directors, and generally may consist of cash or check or, with the consent of the Board of Directors, by surrender of shares of common stock having a fair market value on the date of the exercise equal to part or all of the option exercise price.

  Transferability of Options.

            Options granted under the Plan are not transferable, other than by will or the laws of descent and distribution. During your lifetime, your options can only be exercised by you.

  Amendment of the Plan.

            Under the terms of the Plan, the Board of Directors can amend the terms of the Plan from time to time. However, the Board of Directors cannot amend the Plan to adversely affect the rights of option holders under the Plan without the consent of such option holders.

  Registration of Option Shares.

            All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of the new options to be granted pursuant to the offer, have been or will be registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

  U.S. Federal Income Tax Information.

            The following summary of certain U.S. federal income tax information is based on federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. Subject to these limitations, this summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the U.S. Internal Revenue Code. The summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. This summary addresses general U.S. federal income tax implications of option grants and option exercises by delivery of cash consideration under the Plan and the disposition of stock acquired upon such exercises, and we strongly recommend that you consult your own tax advisor concerning your particular circumstances with respect to these matters. If you exercise an option by delivering consideration other than cash (being so permitted pursuant to your option agreement), special rules apply. You should consult your tax advisor when contemplating such an exercise. With respect to the exchange of tendered options for new options, you should refer to section 13 for a summary discussion of U.S. federal income tax consequences of the exchange, and you should refer to section 14 for a summary of certain tax consequences of the exchange for non-U.S. tax residents.

  Incentive Stock Options.

            Upon the grant or exercise of an incentive stock option, you do not recognize any income for U.S. federal income tax purposes, except to the extent that the exercise causes you to incur alternative minimum tax, which is discussed below. If you hold the shares acquired upon exercise of an incentive stock option beyond the later of (i) two years following the date the incentive stock option was granted and (ii) one year following the date the incentive stock option was exercised (the "holding periods"), you will not recognize any ordinary income with respect to the exercise of the incentive stock option or the sale of shares acquired upon such exercise. In addition, any gain or loss on a subsequent sale of the shares (calculated as the difference between the amount realized on the sale and your tax basis in the shares (generally, the exercise price)) generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

            If you dispose of shares acquired upon exercise of an incentive stock option before the expiration of the holding periods, then in most cases the lesser of (i) the excess of the fair market value of the shares when the incentive stock option was exercised over the amount paid for such shares and
(ii) the excess of the amount realized on the disposition of the shares over your tax basis in the shares (generally, the exercise price) will be treated as ordinary income in the year of disposition. In addition, upon disposition of the shares before expiration of the holding periods, you will generally recognize capital gain or loss equal to the excess, if any, of the amount realized as a result of such disposition over the sum of (i) your tax basis in the shares immediately before disposition (generally, the exercise price) and (ii) the amount of ordinary income recognized by you as described in the preceding sentence. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

  Non-Qualified Options.

            Upon exercise of a non-qualified option, you generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value at time of exercise of the stock issued over the exercise price. Such income is subject to withholding and employment taxes collected from you and payable by us. In addition, when you sell stock acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss equal to the difference between the amount realized on such sale and your tax basis in the disposed shares (generally, the fair market value of the stock on the date the option was exercised). Such gain or loss will be long-term gain or loss if the holding period of the shares is more than one year.

  Alternative Minimum Tax.

            The exercise of an incentive stock option may subject you to the alternative minimum tax under Section 55 of the Internal Revenue Code. For alternative minimum tax purposes, upon exercise of an incentive stock option the excess of the fair market value of the shares at the time of exercise over the exercise price is includible in your alternative minimum taxable income. If you pay alternative minimum tax, the amount of such tax generally may be carried forward as a credit against any subsequent year s regular tax in excess of the alternative minimum tax for such year. Also, when you sell the stock acquired upon exercise of the option, the basis of the stock for alternative minimum tax purposes will be equal to its fair market value at the time of exercise. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

            Our statements in this offer to exchange concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the form of option agreement under the Plan. Please contact Greg Manning Auctions, 775 Passaic Avenue, West Caldwell, New Jersey 07006, Attn: Ms. Martha Husick (telephone: 973-882-0004), to receive a copy of the Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.    INFORMATION CONCERNING GREG MANNING AUCTIONS, INC.

            Our company's name is Greg Manning Auctions, Inc. and we are incorporated under the laws of Delaware. Our shares of common stock are listed on the Nasdaq National Market under the symbol "GMAI."

            GMAI is a global collectibles auctioneer and merchant, with both Internet and live auctions and operations in North America and Asia. In North America, GMAI is a leading traditional and electronic - Internet, interactive telephone, and Internet and live simulcast - auctioneer and merchant/dealer of collectibles.

            Our Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed with the Securities and Exchange Commission on September 28, 2001, is incorporated herein by reference and includes selected financial data on page 15, our discussion and analysis of financial condition and results of operations on pages 18 through 26, and consolidated financial statements on pages 27 through 55. See section 17 below for instructions on how you can obtain copies of this and our other reports filed with the Securities and Exchange Commission.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

            The directors and executive officers of GMAI, and their positions and offices are set forth in the following table.

      Name                Position and Offices Held
      ----                -------------------------

Greg Manning..........    Chairman of the Board of Directors, President and
                          Chief Executive Officer
Larry Crawford .......    Chief Financial Officer and Executive Vice President

      Name                Position and Offices Held
      ----                -------------------------

Gregory N. Roberts....    President of Spectrum Numismatics International, Inc.
                          and Director
Thomas A. Davanzo.....    President of Teletrade, Inc.
Anthony Bongiovanni...    Chief Technology Officer and Director
Albertino de Figueiredo.. Director
James Davin.............  Director
Esteban Perez...........  Director
Scott S. Rosenblum......  Director
Mark B. Segall..........  Director


            As of June 24, 2002, our directors and executive officers as a group beneficially owned options outstanding under our Plan to purchase a total of 1,100,000 of our shares, which represented approximately 54% of the shares subject to all options outstanding under the Plan as of that date. The offer is open to option holders who are our officers or directors. Of the options held by our officers and directors as of June 24, 2002, our officers and directors as a group held outstanding options to purchase 815,000 shares of common stock under the Plan with exercise prices of $2.00 or more, which represented approximately 40% of the shares subject to all options outstanding under the Plan as of that date. All of these options are eligible to be tendered in the offer.

            The address of each director and officer is: c/o Greg Manning Auctions, Inc. 775 Passaic Avenue, West Caldwell, New Jersey 07006.

            Except as described below, there have been no transactions in options to purchase our common stock or in our common stock which were effected within 60 days prior to this offer by GMAI, or to our knowledge, by our executive officers, directors, affiliates or subsidiaries.

            According to Amendment No. 18 to Schedule 13D filed with the Securities and Exchange Commission by Afinsa on June 20, 2002, Afinsa, through Auctenia, engaged in the following transactions in our common stock:


Date                Quantity      Price     Transaction Type
----                --------      -----     ----------------

4/23/02               3,300       1.799     Open Mkt. Purchase
5/13/02               7,500       1.4118    Open Mkt. Purchase
5/15/02               1,000       1.4998    Open Mkt. Purchase
5/28/02                 200       1.4790    Open Mkt. Purchase
6/11/02               2,500       1.4888    Open Mkt. Purchase
6/12/02               6,200       1.4519    Open Mkt. Purchase
6/13/02              19,000       1.4594    Open Mkt. Purchase
6/14/02               8,900       1.5000    Open Mkt. Purchase


Esteban Perez, a director of GMAI, is Chairman of the Board of Directors and Chief Executive Officer of Auctentia. Albertino de Figueiredo, also a director of GMAI, is Chairman of the Board of Afinsa.

            As discussed above, we have entered into a letter of intent with Afinsa relating to the sale of substantially all of Afinsa's non-investment collectibles business, currently operated primarily through Auctentia, in exchange for shares of GMAI's common stock. Auctentia currently owns 41% of the common stock of GMAI. If the transaction is completed, we expect that Auctentia or an affiliate will own approximately 70% of our common stock.

            Except as otherwise described above and other than outstanding options to purchase shares of common stock granted from time to time to certain employees (including officers) or directors pursuant to the Plan, neither we nor any person controlling us nor, to our knowledge, any of our directors or officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

            Please see the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on October 26, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of October 22, 2001.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

            Options we acquire pursuant to the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the Plan. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our stock is then quoted or listed.

            We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer provided that: (1) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and (2) the exercise price of all new options will equal the market value of the common stock on the date that we grant the new options.

            If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our shares as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, and issuing the new options with an exercise price equal to the market value of the shares on the date of grant, we believe that we will not have to treat the new options as variable awards.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

            We are not aware of any license or regulatory permits that appear to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in section 6.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF OPTIONS.

            The discussion in this section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under
Section 7701(b) of the Internal Revenue Code. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the Plan and the disposition of stock acquired upon such exercises, see Section 8 above. This section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Moreover, this summary is provided for general informational purposes only. We are not in a position to provide tax advice, and we strongly recommend that you consult your tax advisor to determine the tax consequences to you of this offer.

            We believe that the exchange of outstanding options for new options will be treated as non-taxable, and that option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the new options.

            If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below. The holding period of each new incentive stock option will begin on the date the new incentive stock option is granted. New options will be treated as non-qualified options to the extent such new option is issued in exchange for an outstanding option which was a non-qualified option or to the extent such new option exceeds the $100,000 limit discussed below.

            Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each new option will be treated as first becoming exercisable in accordance with the vesting schedule of such new option (regardless of the vesting schedule of the outstanding option that was exchanged for such new option).

            Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise (including the determination of the appropriate date at which the one-year and two-year holding periods discussed in section 8 above should be treated as beginning in the case of options for which incentive stock option status is sought).

            The foregoing is a summary of material U.S. federal income tax considerations for option holders in connection with the exchange of outstanding options for new options. The summary, however, does not address every situation that may arise in connection with the outstanding options or the new options. For example, it does not deal with the tax implications arising from an optionee's death; nor does it discuss foreign, state or local income tax consequences. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for new options, the exercise of new options and the disposition of shares acquired upon such exercise.

            WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

            We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

            We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in section 6, by giving written notice or notice via electronic mail of such termination or postponement to the eligible employees by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

            Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

            Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., eastern time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

            If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

               -- we increase or decrease the amount of consideration offered for the options;

               -- we decrease the number of options eligible to be tendered in the offer; or

               -- we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

            If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

15.   FEES AND EXPENSES.

            We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.   ADDITIONAL INFORMATION.

            This offer to exchange is part of a Schedule TO with respect to the offer, which we have led with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to tender your options:

             1. our annual report on Form 10-K for our fiscal year ended June 30, 2001, filed with the Securities and Exchange Commission on September 28, 2001;

             2. our quarterly reports on Form 10-Q for each of our fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002, filed with the Securities and Exchange Commission on November 9, 2001, February 13, 2002 and May 7, 2002, respectively;

             3. our current report on Form 8-K, filed with the Securities and Exchange Commission on June 18, 2002;

             4. our definitive proxy statement for the 2001 annual meeting of shareholders, filed with the Securities and Exchange Commission on October 26, 2001;

             5. the description of our shares of common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on October 7, 1999, including any amendments or reports we file for the purpose of updating that description; and

             6. our 1997 Stock Incentive Plan, as amended (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 28, 1997; amendment no.1 thereto set forth in our definitive Proxy Statement on Schedule 14A, filed with the SEC on October 27, 1999; amendment no. 2 thereto set forth in our definitive Proxy Statement on
      Schedule 14A, filed with the SEC on January 13, 2000; and amendment no. 3 thereto set forth in our definitive Proxy Statement on Schedule 14A, filed with the SEC on October 26, 2001).

            The SEC File Number for these filings is 001-11988. These filings and our other Securities and Exchange Commission lings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

      450 Fifth Street, N.W.           500 West Madison Street
           Room 1024                        Suite 1400
     Washington, D.C. 20549           Chicago, Illinois 60661

            You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

            Our Securities and Exchange Commission filings are also available to the public on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

            Our shares of common stock is quoted on the Nasdaq National Market under the symbol "GMAI," and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

            We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to us at:

                           Greg Manning Auctions, Inc.
                               775 Passaic Avenue
                         West Caldwell, New Jersey 07006

or by telephoning us at 973-882-0004 between the hours of 9:00 a.m. and 5:00 p.m., eastern time, or faxing us at 973-882-1812.

            As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

            The information contained in this offer to exchange about GMAI should be read together with the information contained in the documents to which we have referred you.

17.   MISCELLANEOUS.

      This offer to exchange and our Securities and Exchange Commission reports referred to above include "forward-looking statements", which reflect our current views with respect to future events and financial performance. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. Except for the historical information contained herein, the matters discussed in this offer to exchange are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. The documents filed by GMAI with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on September 28, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

o We incurred a net loss of $16,323,000 for the fiscal year ended June 30, 2001, a net loss of $925,000 for the quarter ended September 30, 2001, a net loss of $1,028,000 for the quarter ended December 31, 2001 and a net loss of $664,000 for the quarter ended March 31, 2002. We are seeking to reduce operating expenses, optimize profitability and align resources with long-term business growth strategies, as well as to explore new sources of collectibles in an effort to increase margins and revenues from commissions. In addition, we believe that the transactions contemplated in the letter of intent with Auctentia will, if completed, have a positive impact on our operations. There can be no assurance, however, that these steps (or any others) will result in a significant improvement in our financial condition, on either a short or long-term basis particularly in light of generally unfavorable economic conditions and changes in the collectibles marketplace.

o If the revenue of GMAI fails to offset operating expenses in the future, we may be required to fund future operations through the sale of additional common stock, which could cause the market price of the stock to decline, as well as have a dilutive effect on the value of the common stock currently outstanding.

o At times there may be a limited supply of collectibles available for sale by GMAI, and such supply varies from time to time.

o The development and success of our business has been and will continue to be dependent substantially upon our President, Chairman and Chief Executive Officer, Greg Manning. The unavailability of Mr. Manning, for any reason, would have a material adverse effect upon our business, operations and prospects if a suitable replacement is not engaged.

o We frequently grant credit to certain purchasers at its auctions permitting them to take immediate possession of auctioned property on an open account basis, within established credit limits, and to make payment in the future, generally within 30 days. This practice facilitates the orderly conduct and settlement of auction transactions, and enhances participation at our auctions. In such events, however, we are liable to the seller who consigned the property to us for the net sale proceeds even if the buyer defaults on payment to GMAI. While this practice has not resulted in any material loss to GMAI, the dollar volume of our potential exposure from this practice could be substantial at any particular point in time.

o The business of selling stamps, coins, and other collectibles at auction and in retail sales is highly competitive. We compete with a number of auction houses and collectibles companies throughout the United States and the world. While we believe that there is no dominant company in the stamp auction or collectibles business in which it operates, there can be no assurances that other companies with greater financial and other resources and name recognition will not enter the market.

o Our future results of operations could be adversely affected by changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants.

            Except to the extent required by law, neither we, nor any of our respective agents, employees or advisors intends or has any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this document.

            We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

            WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

Greg Manning Auctions, Inc.                           July 2, 2002

                           GREG MANNING AUCTIONS, INC.

                          OFFER TO EXCHANGE OUTSTANDING
   OPTIONS UNDER THE GREG MANNING AUCTIONS, INC. 1997 STOCK INCENTIVE PLAN, AS
                                     AMENDED

            Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Mr. Larry Crawford, Chief Financial Officer, Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006 (telephone: 973-882-0004).

                                                July 2, 2002